Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Managers of DB Commodity Services LLC:

We hereby consent to the use in this Registration Statement on Form S-1 (No. 333-193224) of PowerShares DB US Dollar Index Trust of our report dated February 24, 2014 relating to the financial statements and the effectiveness of internal control over financial reporting, of PowerShares DB US Dollar Index Bearish Fund which appears in such Registration Statement.

We hereby consent to the use in this Registration Statement on Form S-1 (No. 333-193224) of PowerShares DB US Dollar Index Trust of our report dated February 24, 2014 relating to the financial statements of DB Commodity Services LLC which appears in such Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 24, 2014